Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Hemisphere Media Group, Inc. of our reports dated March 12, 2019, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Hemisphere Media Group, Inc, appearing in the Annual Report on Form 10-K of Hemisphere Media Group, Inc. for the year ended December 31, 2018.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Miami, Florida
May 31, 2019